Exhibit 5



                                   March 19, 1998

Ashland Inc.
1000 Ashland Drive
Russell, KY 41169

Dear Sirs:

         As Senior Vice President, General Counsel and Secretary of Ashland Inc., I have examined and am familiar with the Second Restated Articles of Incorporation and the By-laws of Ashland, both as amended. I am also familiar with the corporate proceedings taken by the Board of Directors of Ashland on January 28, 1998 to authorize the filing with the Securities and Exchange Commission of a Form S-3 Registration Statement covering up to 482,575 shares of Ashland Common Stock, $1.00 par value (the "Common Stock"), together with the Rights attached thereto ("Rights") evidenced by the Common Stock to the extent provided in Ashland's Shareholder Rights Agreement dated May 15, 1996, as amended. I have also examined originals or copies certified or otherwise identified to my satisfaction of such corporate records and other documents as I have deemed necessary or appropriate for purposes of this opinion.

         Based on the foregoing, I am of the opinion that:

         1. Ashland is a duly organized and validly existing corporation under the laws of the Commonwealth of Kentucky.

         2. All necessary corporate action on the part of Ashland has been taken to authorize the registration of the Common Stock and the Rights. Such shares of Common Stock are validly issued, fully paid and nonassessable; and the Rights, if issued, will be validly issued.

         I know that I am referred to under the heading "Legal Matters" in the Registration Statement on Form S-3 and related Prospectus of Ashland with respect to the Common Stock, filed with the Securities and Exchange Commission, and consent thereto and to the filing of this opinion as an Exhibit to such Registration Statement.

                                             Very truly yours,


                                               /s/ Thomas L. Feazell

                                              Thomas L. Feazell